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                         [WINDMERE-DURABLE LETTERHEAD]




FOR IMMEDIATE RELEASE



                                                       Contact:   Cindy Solovei
                                                                  Treasurer
                                                                  (305) 362-2611


WINDMERE-DURABLE HOLDINGS, INC. COMPLETES SALE OF SALTON/MAXIM
STOCK

JULY 28, 1998 3:29 PM EDT

MIAMI LAKES, Fla., July 28/PRNewswire/ -- Windmere-Durable Holdings, Inc. (NYSE:
WND) announced today that Salton/Maxim Housewares, Inc. completed the purchase of the 6,535,072 shares of Salton stock owned by Windmere-Durable in accordance with the previously announced agreement between the two companies.

The shares were purchased for $12 per share in cash plus a six and one-half year, $15 million subordinated promissory note bearing interest at 4% per annum, payable to Windmere. The note is to be offset by 5% of the total purchase price paid by Salton for product purchases from Windmere and its affiliates during the term of the note. The aggregate value of the transaction was equivalent to $14.27 per share of Salton common stock.

In addition, Salton repurchased for approximately $3.3 million an option owned by Windmere to purchase 458,000 shares of Salton stock. Windmere-Durable's after-tax proceeds from the transaction were approximately $50 million following the repayment of a $10.8 million note due Salton. The Company intends to use the proceeds to reduce its existing indebtedness.

Furthermore, according to the agreement, the arrangements between Windmere and Salton/Maxim pertaining the Kmart contract will continue with certain modifications.

Windmere-Durable Holdings, Inc., is a diversified manufacturer and distributor of a broad range of household appliances, including personal care products for the home and professional salons, electric housewares and comfort conditioning/seasonal products. The Company also markets the Litter Maid(TM) computerized, infrared, automatic self-cleaning cat litter box.